Exhibit 99.1

EMPIRE ENERGY CORPORATION INTERNATIONAL

Leawood, Kansas, USA

EMPIRE ENERGY DOUBLES ITS TASMANIAN EXPLORATION ACREAGE VIA A PUT AND CALL AGREEMENT WITH MR ASSOCIATES

Thursday, 18 October 2007, 7:00 am ET

LEAWOOD, Kan.—(BUSINESS WIRE)—Empire Energy Corporation International (OTCBB: EEGC—News; the “Company”) announced today that its wholly owned subsidiary Great South Land Minerals Ltd (GSLM) has finalized a put & call agreement with MR Associates for the Special Exploration License 5/2005.

The Company has acquired an option to purchase exploration rights on approximately 13,336 sq. km of property from MR Associates, LLP, a company owned by our Chairman, Mr. Michael Roberts. MR Associates has rights, under the special exploration license SEL 5/2005 granted by the Tasmanian government, to conduct exploration for oil and natural gas on approximately 13,336 sq. km of land adjacent to the license area held by our subsidiary Great South Land Minerals Limited. MR Associates has also agreed to cancel a Farm-In agreement over a portion of Great South Land Minerals license area under which MR Associates held a 95% interest in any discoveries. If certain conditions are met, each party has an option to require the other party to complete the exchange of the license property for 17 million shares of our Class A Common Stock. Empire issued 2.5 million shares of Class A Common Stock to MR Associates for entering into the agreement. The outstanding conditions for exercise of the option include:

•	Empire having obtained no less than US $15 million (net) in financing to be used for drilling wells in the license areas;

•	Empire having appointed Mr. S.A. Sehsuvaroglu or another internationally recognized executive in the oil and gas industry as Chief Executive Officer; and

•	Empire and MR Associates having entered into an operating agreement providing Michael Roberts a portion of certain net revenues from certain identified drill locations.

The exercise period would last for 180 days from entry into the agreement and would be extendable for an additional 180 days at Empire’s option upon payment of AU$ 500,000 from Empire to MR Associates.

Special Exploration License, SEL 5/2005 provides exploration rights for hydrocarbons, (excluding oil shale and coal bed methane) in an area of approximately 13,336 sq. km. covering the majority of the sedimentary basin in the northern part of the island of Tasmania. A copy of this agreement will be posted on the official website EDGAR.

Empire also announces that the drilling tenders issued by GSLM during the second half of September 2007 had their submission deadlines extended to October 22nd 2007 in order to allow certain drilling contractors to complete their submission. The winner of the tender will be now announced on Friday, October 26th, 2007 instead of Friday, October 19th as previously announced. GSLM believes their initial drilling plans will not have changed by this slight delay.

Empire Energy Corporation International is an international oil and gas exploration company, focusing on developing assets in one of the world’s last virgin basins and becoming a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania’s central and northern basins.

For further information please contact:

Mr. S. A. (Al) Sehsuvaroglu

President & CEO

Empire Energy Corporation International

Tel: 1 (913) 663 2310

Fax: 1 (913) 663 2239

alsehsu@gmail.com

Note: The information presented in this press release contains forward looking statements which are based on the current expectations of the management of Empire Energy Corporation Int’l only and actual results may differ materially. For a more detailed discussion of risks and other factors related to Empire Energy Corporation Int’l, please refer to its 10-KSB and 10 QSB reports filed with the U.S. Securities and Exchange Commission.